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EXHIBIT 99.1

                                 PRESS RELEASE

        Constellation 3D Reduces Warrant Coverage, Resolves Legal Claims

Company reaches resolution with Clearview Capital, reduces warrants due to Sands Brothers from 3,450,000 to 200,000, and adjusts warrants due from August 2000 funding

NEW YORK, June 11, 2001 - Constellation 3D, Inc. ("C3D, the Company") (Nasdaq/NMS: CDDD), developer of Fluorescent Multilayer Discs (FMD) and Cards
(FMC), today announced the resolution of two outstanding legal proceedings and the renegotiation of warrants granted to investors with respect to an equity funding completed in August and September of 2000.

On December 22, 2000, C3D received a demand letter from Sands Brothers & Co., Ltd. ("Sands"), claiming that the Company breached certain alleged agreements with Sands by failing to include in an October 20, 2000 Registration Statement, the shares underlying the warrants to purchase 3,450,000 shares of the Company's common stock. The Company disputed these claims, and the issue has now been resolved. C3D has agreed to effect the early repayment of an outstanding $4 million loan from a Sands affiliate upon the Company's receipt of financing equal to or greater than $9 million. In addition, the Company will issue Sands warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $3.67, and warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $11.00. The remaining 3,250,000 warrants have been cancelled, and the adjustment will be reflected in the Company's June 30, 2001 quarterly filing. In exchange for the above conditions being met, the parties have granted each other mutual releases, and their ongoing relationship has been terminated.

On February 9, 2001, Clearview Capital (UK) Ltd. ("Clearview") commenced a lawsuit against the Company in the United States District Court for the Southern District of New York. This matter has now been resolved. C3D has agreed to grant Clearview warrants to purchase 120,000 shares of C3D stock with an exercise price of $0.01 in exchange for Clearview releasing C3D from all outstanding legal claims. Both sides have granted each other mutual releases from any further claims relating to this action. The complaint had originally alleged that Clearview was to receive financial compensation in the event of certain future financings of C3D, and sought damages of (i) $600,000 in cash;
(ii) warrants to purchase $750,000 of the Company's shares with an exercise price of $12.65 per share; and (iii) warrants to purchase $750,000 of the Company's shares with an exercise price of $14.03.

In August and September of 2000, the Company entered into Common Stock Investment Agreements providing equity financings to the Company. Included in those financings were one-year warrants to purchase an aggregate of 750,457 shares of the Company's stock, subject to additional adjustment. C3D has reached an agreement to reduce the total number of common shares that may be purchased through the exercise of those one-year warrants and to remove the additional adjustment provision awarded with those financing activities. The one-year warrants have been reduced to warrants to purchase a total of 228,585 shares of the Company's common stock, exercisable at $0.01 per share.
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Constellation 3D, Inc.

The Company is the worldwide leader in the development of high capacity Fluorescent Multilayer Disc and Card (FMD/C) technology. C3D holds or has made applications for over 80 worldwide patents in the field of optical data storage, and is supported by 65 scientists. Headquartered in New York City, the Company has additional offices and laboratories in Massachusetts, Israel and Russia. More information is available at www.c-3d.net.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which may cause actual results to differ materially from expected results. See risk factors disclosed in the Company's filings with the U.S. Securities and Exchange Commission.

THE U.S. SECURITIES AND EXCHANGE COMMISSION AND THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. HAVE NOT REVIEWED AND DO NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS RELEASE.

For additional information please contact Craig Weiner, Constellation 3D, Inc., at (212) 308-3572.